EXHIBIT 99.3

Next, Inc. Announces Significant Revenue Increase of 87%

Next, Inc. announces revenues of $3.7 million in the First Quarter ended February 28, 2003 representing an 87% increase over prior year.

CHATTANOOGA, Tenn.—(BUSINESS WIRE)—April 9 2003—Next Inc. (OTCBB:NXTI—News) announces their financial results for the fiscal quarter ended February 28, 2003. Next, Inc. reported revenues of $3,705,310 for fiscal quarter ended February 28, 2003, an 86.8% increase, compared to $1,983,045 for 2002. Gross Profit increased by 143% to $1,202,772 (32.5% of sales) in 2003 compared to $495,786 (24.9% of sales) in 2002. Next had operating income of $80,000 in 2003 compared to an operating loss of ($351,257) in 2002. The major revenue and gross profit increases are even more spectacular in light of the fact that the Company’s strongest revenue and profit generation is historically in the third and fourth quarters.

The Company reported a small net loss of ($33,137) for the quarter ended February 28, 2003 compared to ($219,513) for the quarter-ended February 28, 2002.

Mr. Dan Cooke, Chairman of the Board and CEO, stated, “The positive first quarter results are representative of the significant planning and efforts taken by the Company’s management and employees to enhance the Company’s revenue base and increase shareholder value. Management believes that the second quarter will report another significant sales increase over prior year and will show positive net income. During the remaining fiscal 2003, we expect the Company to continue its significant internal growth trend, report positive net income and further expand through acquisitions. We believe that the Company is now positioned to show significant shareholder value to its investors.”

About NEXT INC:

NEXT, is a creative and innovative sales and marketing organization that designs, develops, markets, and distributes licensed and branded promotional products and imprinted sportswear primarily through key licensing agreements and the Company’s own proprietary designs. Next has several web sites where its products can be viewed: www.collegewearusa.com™; www.americanbiker.net™; and www.ragtopssportswear.com™. NEXT has an extensive customer base of over 2,500 customers includes major retailers such as Kohl’s, Academy, Gart’s, Sear’s, Galyan’s, and Cracker Barrel as well as major sporting goods chains such as Foot Locker and Athletes Foot, college book stores such as Nebraska Book Shops, Food and Drug chains such as Kroger’s Albertson’s, Walgreen’s, as well as Motor Sports and Souvenir and Gift Shops. .

NEXT has 11.2 million outstanding common shares and trades under the symbol NXTI.

The information provided for in this Press Release contains forward looking statements and information with respect to plans, projections or future performance of the Company, the occurrence of which involves risks and uncertainties that could cause the Company’s actual results to differ materially from expected results. Such risks include the timing of implementation and the scope of success of the program described herein. These risks and uncertainties include, but are not limited to those relating to the Company’s growth strategy, customer concentration, seasonality, expansion and other activities of competitors, and the general conditions of the economy and its effects on the securities markets and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date the statements were made. The Company’s actual results could differ significantly from those discussed or implied herein.

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